Exhibit 10.1

CREDIT AGREEMENT

(REVOLVING LINE OF CREDIT)

This agreement is dated as of July 8, 2011.  It is between QAD INC., a Delaware corporation (“Borrower”), and RABOBANK, N.A., a national banking association (“Lender”).

Borrower requests that Lender provide a revolving line of credit to Borrower.  Lender will provide a revolving line of credit, subject to the terms of this agreement.

ARTICLE 1 - THE LINE OF CREDIT

1.01        The Line of Credit.  Lender shall extend credit (the “Line of Credit”) from time to time during the period from the Closing Date to the Line of Credit Maturity Date (such period, including extensions, if any, the “Line of Credit Availability Period”) by making loans to Borrower (each such loan, or  a portion thereof bearing interest under this agreement, a "Line of Credit Loan") on a revolving basis.

1.02        Maximum Amount.  The aggregate unpaid principal balance of the Line of Credit Loans must not exceed $20,000,000.00 (the “Maximum Line of Credit Amount”).

1.03        Loans under the Line of Credit.  Loans under the Line of Credit are subject to Article 3.

1.04        Overdrafts.  Notwithstanding any contrary provisions of this article, any Line of Credit Loans may be used to repay overdrafts on Rabobank, N.A. demand deposit account no. 9457981071, owned by Borrower (or another Rabobank, N.A. account designated by Borrower and agreed to by Lender), to the extent they result from the payment of sums for which Line of Credit Loans may be used directly ("Line of Credit Overdrafts").

1.05        Revolving Nature.  The Line of Credit is a revolving line of credit, and during the Line of Credit Availability Period, subject to the terms and conditions of this agreement, Borrower may repay principal amounts and reborrow them.

(a)            Interest.  The unpaid principal balance of Loans under the Line of Credit will bear interest at a rate equal to LIBOR plus three-quarters of one percent (.75%) (the "LIBOR Rate").  The LIBOR Rate will be determined as of each Adjustment Date (or in the case of the initial interest rate period, as of the date of the funding of the Loan), and such Interest Rate shall be in effect from the applicable Adjustment Date (or the funding date, as applicable) to but excluding the next succeeding Adjustment Date.

1.06        Required Payments; Maturity Date.

(a)            Borrower shall pay accrued interest on August 15 and on the fifteenth day of each month after the Closing Date to the Line of Credit Maturity Date.

(b)            The unpaid principal balance of, all unpaid accrued interest on, and all other charges under this agreement with respect to the Line of Credit, shall be paid on July 15, 2012 (the "Line of Credit Maturity Date").

(c)            Prepayments. Loans may be Prepaid at any time without prepayment fee or penalty.

1.07         The Line of Credit Note.  Loans under the Line of Credit will be evidenced by this agreement and a promissory note in a form provided by Lender (the "Line of Credit Note").

ARTICLE 2 - COVENANTS REGARDING THE LOANS

2.01         Loan Requests.  Each Line of Credit Loan will be made upon the request of Borrower (a "Loan Request").  Each Loan Request (a) must comply with the requirements of 6.02; (b) at Lender's option, must be received by Lender before 1:00 pm (California time) on a Business Day which is not less than one Business Day prior to the date of the Loan; and (c) must specify the amount of the Line of Credit Loan.  No Line of Credit Loan will be made (a) if the interest rate for that Loan would exceed the Maximum Rate, (b) if and to the extent the Loan would cause the aggregate outstanding principal balance of the Line of Credit to exceed the Maximum Line of Credit Amount, or (c) if as a result of making the Loan a Default or Event of Default would exist.  Each Loan Request will be irrevocable.  Lender may postpone making any Line of Credit Loan to the extent Lender is delayed by fire, earthquake or another circumstance outside Lender’s reasonable control.

2.02         Computation of Interest.  All computations of accrued interest under the Loan Documents other than interest at the Maximum Rate, and all computations of fees under the Loan Documents, will be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed; and all computations of interest accrued at the Maximum Rate will be based upon a year of the actual number of days in the respective year.  Subject to Section 2.06, there is no limit on the amount that a rate of interest subject to Adjustment by Lender may increase at any one time, or in the aggregate.  Lender's determination of a rate of interest will be conclusive, absent manifest error.

2.03         Late Fee.  To the extent permitted by Applicable Law, Borrower shall pay a late fee in the amount of 2.000% of the amount of any scheduled payment due prior to the Maturity Date that is not paid in full when due.  The imposition and payment of a late fee will not constitute a waiver of Lender's rights with respect to an Event of Default as a result of that late payment.

2.04         Default Rate.  Upon the occurrence of an Event of Default, the principal balance of the Loans and, to the extent permitted by Applicable Law, all other Obligations shall, from the date of an Event of Default until the date Lender notifies Borrower that such Event of Default is waived or cured or all Obligations are paid in full, bear interest at the Default Rate.  Subject to the provisions of Section 2.06, the "Default Rate" means (a) with respect to the unpaid principal balance of any Loan, the rate per annum which is equal to the otherwise applicable rate, plus 2.000% per annum; and (b) with respect to all other Obligations, 5.000% per annum.  Interest payable at the Default Rate shall be paid from time to time on demand, or if not sooner demanded, on the first day of each month.  The provisions of this section may result in the compounding of interest.  The provisions of this section will not constitute a waiver of any Event of Default.

2.05         Maximum Rate.  Notwithstanding any provision of this agreement to the contrary, (a) no interest will be due on any amount due under this agreement if, under Applicable Law, Lender is not permitted to charge interest on that amount, and (b) in all other cases interest due under this agreement will be calculated at a rate not to exceed the Maximum Rate.  If Borrower is requested by Lender to pay interest on any amount due under this agreement at a rate greater than the Maximum Rate, the amount of interest due on that amount will be deemed the Maximum Rate and all payments in excess of the Maximum Rate will be deemed to have been Prepayments without prepayment fee or penalty, and not interest.  All amounts other than interest which are paid or agreed to be paid to Lender for the use, forbearance, or detention of Borrower's indebtedness to Lender under this agreement shall, to the extent permitted by Applicable Law, be amortized over the full stated term of the indebtedness, so that the rate of interest on account of that indebtedness does not exceed the Maximum Rate for so long as the indebtedness is outstanding.

2.06         Method and Application of Payments. All payments of principal, interest, and other amounts to be made under the Loan Documents shall be made to Lender in U.S. dollars and in immediately available funds, without set-off, deduction, or counterclaim, not later than 2:00 pm (California time) on the dates on which those payments will become due (any of those payments made after the time on the due date will be deemed to have been made on the next succeeding Business Day).  Unless otherwise agreed to in writing, or otherwise required by Applicable Law, payments will be applied first to accrued, unpaid interest, then to any unpaid collection costs, late charges and other charges, and any remaining amount to principal, provided, however, during the continuance of an Event of Default, Lender reserves the right to apply payments among principal, interest, late charges, collection costs and other charges in such order of priority as Lender shall from time to time determine in its sole discretion. The early or late date of making a regularly scheduled payment will be disregarded for purposes of allocating the payment between principal and interest.  For this purpose, the payment will be treated as though made on the date due.  In any legal action or proceeding, the entries made by Lender in an account or accounts maintained by Lender or Rabobank International or any of their Affiliates in accordance with its usual practice and evidencing the Obligations, will be prima facie evidence of the existence and amounts of those Obligations.

2.07         Designated Account.  So long as Lender has any obligation to make Loans or any Obligations under the Line of Credit are unpaid or unsatisfied, upon the request of Lender, Borrower shall maintain a demand deposit account with Lender (the "Designated Account") in good standing.  If all of the applicable conditions to a Line of Credit Loan have been fulfilled, Lender shall make the Line of Credit Loan available to Borrower as set forth in the Request for Loan by, at the option of Lender, (a) depositing the proceeds in the Designated Account; (b) if applicable, transferring the proceeds to an agent designated for purposes of an escrowed Closing of this transaction by wire or ACH transfer; or (c) paying or applying the proceeds as otherwise permitted under this agreement, by any means appropriate under the circumstances.

2.08         ACH Payments.  Borrower authorizes Lender to, at Lender's option in each instance, initiate debits to the Designated Account, on the due date, for all interest and principal payments, any fees and expenses, and any other amounts due and payable by Borrower with respect to the Line of Credit, by means of the automatic clearinghouse electronic funds transfer system, by direct debit of the Designated Account, or by any other commercially accepted method (hereafter, "ACH Payments").  Lender shall give Borrower not less than ten days notice before beginning ACH Payments.   If Lender elects to initiate ACH Payments, Borrower will thereafter maintain sufficient funds in the Designated Account on the dates Lender enters debits for ACH Payment of regularly scheduled payments of interest, principal, and fees, if any.  If there are insufficient funds in the Designated Account on the date Lender enters any debit authorized by this agreement, Lender may reverse the debit.  Borrower agrees to upon request by Lender, execute and deliver to Lender an ACH Payment authorization in form and content satisfactory to Lender.  Subject to Section 2.06, all rates of interest specified in this agreement shall be increased by 0.100% per annum if Borrower does not maintain the Designated Account in good standing..

2.09         Fees.

(a)            Loan Processing Fee.  On the Closing Date, Borrower shall pay to Lender in immediately available funds a loan processing fee in the amount of $500.00.

(b)            Utilization Fee.  Borrower shall pay to Lender an unused fee calculated as .25% per annum of the daily average of the excess of the Maximum Line of Credit Amount over the outstanding principal balance of the Line of Credit.  The utilization fee shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the last day of the Line of Credit Availability Period (and, if applicable, thereafter on demand).

2.10         Mandatory Repayments.  If at any time the unpaid principal balance of a Line of Credit Loan exceeds the Maximum Line of Credit Amount under the terms of this agreement, then, upon demand by Lender, Borrower shall repay that portion of the principal balance thereof in excess of that maximum amount, along with all unpaid accrued interest on that portion.

2.11         Inability to Determine Rates.  If, in connection with any Loan bearing interest at a rate to be determined in whole or in part on the basis of LIBOR (a “LIBOR Based Rate”), Lender determines that (a) United States dollar deposits are not being offered to banks in the London interbank market for the applicable amount of such Loan, (b) adequate and reasonable means do not exist for determining the applicable LIBOR Based Rate, or (c) the LIBOR Based Rate does not adequately and fairly reflect the cost to Lender of funding that Loan, Lender will promptly so notify the Borrower.  Thereafter, all Loans which would otherwise bear interest at the LIBOR Based Rate shall accrue interest at that rate, per annum, as determined by the Lender to be most comparable to the LIBOR Rate.

2.12        Increased Costs Generally.  If any Change in Law shall:

(i)           impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate);

(ii)         subject Lender to any tax of any kind whatsoever with respect to this Agreement or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to Lender in respect thereof (except for taxes on the Lender’s overall net income imposed by the jurisdiction where the Lender is headquartered or the jurisdiction where the Lender extends the applicable LIBOR Rate Loan); or

(iii)        impose on Lender or the London interbank market any other condition, cost or expense affecting this Agreement or LIBOR Rate Loans made by Lender  or participation therein;

and the result of any of the foregoing shall be to increase the cost to Lender of making or maintaining any LIBOR Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request of  Lender, Borrower will pay to Lender, such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.

2.13        Capital Requirements.  If Lender reasonably determines that any Change in Law affecting Lender (or its applicable lending office) or Lender's holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on Lender's capital or on the capital of Lender’s holding company, if any, as a consequence of this Agreement, or the Loan made by such Lender, to a level below that which Lender or Lender's holding company could have achieved but for such Change in Law (taking into consideration Lender's policies and the policies of Lender's holding company with respect to capital adequacy), then from time to time the Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender's holding company for any such reduction suffered.

2.14        Certificates for Reimbursement. The Borrower shall pay the Lender the amount or amounts necessary to compensate the Lender or its holding company, as the case may be, as specified in Section 2.12 or Section 2.13 within 10 days after receipt of a certificate of the Lender setting forth such amounts.  Failure or delay on the part of the Lender to demand compensation pursuant to the foregoing provisions shall not constitute a waiver of the Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate the Lender pursuant to Section 2.12 or Section 2.13 for any increased costs incurred or reductions suffered more than nine months prior to the date that the Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of the Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine month period referred to above shall be extended to include the period of retroactive effect thereof).

2.15         Termination or Reduction of Commitment.  Borrower may, upon notice to Lender, terminate the commitment of Lender hereunder, or from time to time permanently reduce the Maximum Line of Credit Amount; provided that if, after giving effect to any reduction of the Maximum Line of Credit Amount the outstanding principal balance of the Line of Credit exceeds the reduced Maximum Line of Credit Amount, Borrower shall immediately prepay such amount as is necessary to cause the outstanding principal balance of the Line of Credit not to exceed the reduced Maximum Line of Credit Amount.

ARTICLE 3- CONDITIONS

3.01         Conditions of the Initial Loan.  Lender's obligation to make the initial Loan is subject to satisfaction of Lender’s sole discretion of the following conditions precedent:

(a)            Borrower has executed and delivered the Loan Documents to Lender; and Lender has executed this agreement and all other Loan Documents to which Lender is a Party;

(b)            Lender has received evidence satisfactory to Lender, of (i) the formation and existence of all Parties to the Loan Documents other than Lender, and except for any Party that is an individual, (ii) due authorization of the individuals executing the Loan Documents on behalf of those Parties;

(c)            Lender has received all appraisals and inspection reports required by Lender, in a form and content satisfactory to Lender;

(d)            Lender has received evidence satisfactory to Lender, that Borrower is in compliance with all applicable Environmental Laws  (that evidence, the "Environmental Information");

(e)            Lender has received evidence satisfactory to Lender, that all regulatory approvals, Permits and licenses required under Applicable Law for Borrower's business operations have been issued and are in full force and effect;

(f)             Lender has received evidence satisfactory to Lender, that all policies of insurance required under the Loan Documents are in full force and effect and all premiums for those policies have been paid through the date required by Lender;

(g)            Lender has received, at least 5 Business Days prior to the Closing Date, all documentation and other information required by bank regulatory authorities under applicable “know your customer laws” and Anti-Terrorism Laws, including the U.S.A. Patriot Act;

(h)            all representations and warranties of all Parties other than Lender in the Loan Documents are true and correct in all material respects;

(i)             Lender has received reimbursement of Lender's out of pocket expenses, including Legal Fees, incurred in connection with the underwriting of the Loans or the Closing (collectively, the “Closing Expenses”);

(j)             as of the Closing Date, the following shall be true and correct:

(i)           no Default or Event of Default has occurred and is continuing; and

(ii)           no event has occurred and no condition exists which has resulted in or could reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(k)            Any fees required to be paid to Lender on or before the Closing Date shall have been paid; and

(l)             Lender has received all other documents, certificates, filings, consents, approvals, information and other preconditions requested by Lender.

3.02         Additional Loans.  Lender's obligation to make each additional Loan and each Rate Conversion and LIBOR Rate Continuation is subject to the condition precedent that on the Drawdown Date:

(a)            Lender shall receive a Loan Request (as defined in Section 2.01);

(b)            the following statements are true and correct (and Borrower will be deemed to represent to Lender that the following statements are true and correct) as of the Drawdown Date:  (i) the representations and warranties in the Loan Documents are true and correct in all material respects as though made on that date; (ii) no Default or Event of Default has occurred and remains uncured or would result from the additional Line of Credit Loan or Rate Conversion; (iii) there has been no adverse change in the financial condition of Borrower since the effective date of this agreement that has resulted in or could reasonably be expected to result in a Material Adverse Effect; and (iv) the unpaid principal amount of all outstanding Line of Credit Loans are made, together with the amount of that additional Loan does not exceed the maximum amount thereof under the terms of this agreement; and

(c)            Lender shall have received all other documents, certificates, filings, consents, approvals, information and other preconditions requested by Lender.

ARTICLE 4– BORROWER REPRESENTATIONS

4.01         Representations.  From and after the date hereof and until such time as all Obligations have been paid in full and Lender has no obligation to make additional Line of Credit Loans, Borrower represents and warrants to Lender that:

(a)            Borrower has complied with all Applicable Laws concerning its organization, existence and the transaction of its business, and is in existence and good standing in its state of organization and each state in which it conducts its business, except to the extent failure to do so could not reasonably be expected to have a Material Adverse Effect;

(b)            the execution, delivery and performance by Borrower of each Loan Document to which it is a party, is within the powers and authority of Borrower and have been duly authorized; and the Loan  Documents have been duly executed and delivered by each of the Loan Parties thereto;

(c)            the execution, delivery and performance by Borrower of each of the Loan Documents to which it is a party do not violate any Applicable Law, except to the extent such violation could not reasonably be expected to have a Material Adverse Effect;

(d)            each Loan  Document to which Borrower is a Party is a legal, valid and binding agreement of Borrower, enforceable against Borrower in accordance with its terms, and any instrument or agreement required thereunder, when executed and delivered to Lender, will be similarly legal, valid, binding and enforceable subject, as to the enforcement of remedies, to applicable bankruptcy, insolvency, reorganization, and similar laws generally affecting creditors’ rights and to general principles of equity;

(e)            all financial statements and other reports, documents, instruments, information and forms of evidence concerning Borrower, (the "Financial Information"), delivered to Lender in connection with this agreement, fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby and show all material indebtedness of other material liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including material liabilities for taxes, commitments and indebtedness;

(f)            there has been no event or occurrence which has resulted in or could reasonably be expected to result in, individual or in the aggregate, any Material Adverse Effect since the effective date of the Financial Information provided to Lender;

(g)            Borrower has good and marketable title to, or a valid leasehold interest in, all of its property and assets as reflected in the Financial Information provided to Lender, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.  Such assets and properties are subject to no Liens other than Liens permitted under Section 5.07;

(h)            Borrower is not the subject of any Judgment which could reasonably be expected to have a Material Adverse Effect; and there is no lawsuit, tax claim or other dispute pending or to Borrower's knowledge threatened against Borrower that, if determined adverse to Borrower, is reasonably likely to have a Material Adverse Effect;

(i)             the Loan Documents do not conflict with, nor is Borrower in default in any material respect under any agreement or arrangement in effect providing for or relating to extensions of credit or other indebtedness of any nature in respect of which Borrower is in any manner directly or contingently obligated;

(j)             Borrower has filed all tax returns (federal, state, and local) required to be filed by Borrower and has paid all material taxes, assessments, and governmental charges and levies thereon, including interest and penalties, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP;

(k)            Borrower is in material compliance with all Applicable Laws (including all Environmental Laws), and there is no claim, action, proceeding or investigation pending or to Borrower's knowledge threatened against Borrower with respect to a violation of any Applicable Law (including any Environmental Law) by Borrower except in such instances in which (a) such requirement of Applicable Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect;

(l)             Borrower  has not treated, stored, used or Released any Hazardous Material in, on or at any of the properties or facilities owned or leased by the Borrower  (except for inventories of substances that are used or to be used in the ordinary course of business of the Borrower (which inventories have been stored and used and wastes disposed of in material compliance will all applicable Environmental Laws)), and there are no underground tanks, surface impoundments or lagoons, whether operative or temporarily or permanently closed, asbestos-containing materials, or PCB-containing equipment located in, on or at any of the properties or facilities owned or leased by the Borrower;

(m)           Borrower has previously delivered to Lender each environmental audit, assessment or investigation report in the possession or control of the Borrower  which have been prepared by any party during the 5-year period preceding the Closing Date relating to environmental conditions or compliance with Environmental Laws on any of the properties or facilities owned or leased by the Borrower;

(n)           Borrower is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986;

(o)           Borrower is not an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended;

(p)           Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.  No part of the proceeds of any Loan will be used, either directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose; or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board;

(q)            no Default or Event of Default has occurred and is continuing under any Loan Document; and

(r)            Neither Borrower nor any Affiliate thereof is in violation of any Anti-Terrorism Laws and the use of the proceeds of the Loan by Borrower will not violate any Anti-Terrorism Laws.

4.02        Information Accurate and Complete.  Borrower's submission of any report, record or other information pertaining to the condition or operations, financial or otherwise, of Borrower, from time to time, whether or not required under this agreement, will be deemed accompanied by a representation by Borrower that the report, record or information is complete and accurate in all material respects as to the condition or operations of Borrower (and, if applicable, Borrower's Subsidiaries, Affiliates, partners, shareholders, members, or other principals), including, without limitation, all material contingent liabilities and does not omit to state any material fact necessary to make the information contained therein misleading.

ARTICLE 5 – BORROWER COVENANTS

Until such time as all Obligations have been paid in full in cash and Lender has no obligation to make additional Line of Credit Loans:

5.01        Annual Reduction of Unpaid Balance of Line of Credit.  Borrower shall reduce the unpaid principal balance of the Line of Credit to not more than $0.00 for a period of not less than 30 consecutive days during each Loan Year.

5.02        Liquidity.  Borrower, on a consolidated basis, shall at all times maintain not less than $25,000,000 in cash and cash equivalents, determined as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending July 31, 2011.

5.03        Current Ratio.  Borrower, on a consolidated basis, shall at all times maintain a Current Ratio of not less than 1.3:1.0, determined as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending July 31, 2011.

5.04        Leverage Ratio.  Borrower, on a consolidated basis, shall maintain a Leverage Ratio of not greater than 1.5:1.0, determined as of the end of each Fiscal Quarter, commencing with the Fiscal Quarter ending July 31, 2011.

5.05        Debt Service Coverage Ratio.  Borrower, on a consolidated basis, shall maintain a Debt Service Coverage Ratio of not less than 1.5:1.0, determined as of the end of each Fiscal Year with respect to the annual period then ended, commencing with the Fiscal Year ending January 31, 2012.

5.06        Other Debt.  Neither Borrower nor QAD Ortega Hill shall have outstanding or shall incur any direct or contingent liabilities or lease obligations, or guaranty of the liabilities of others, except the following if not otherwise prohibited under the Loan Documents:  (a) liabilities and obligations to Lender or any of its Affiliates; (b) normal trade credit not more than 90 days past due or being contested in good faith by appropriate proceedings; (c) lease obligations or debt incurred for the purpose of purchasing equipment used in the ordinary course of business, provided that the aggregate amount of all such obligations incurred under this clause (c) at any one time outstanding shall not exceed $2,000,000; (d) other liabilities and obligations in existence on the date of this transaction and disclosed in the most recent financial statement submitted to Lender; (e) liabilities and obligations of the Borrower or any Subsidiary existing or arising under any swap contract, provided that  such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view”; (f) unsecured liabilities and obligations owing by the Borrower or any Subsidiary in favor of the Borrower or any wholly-owned Subsidiary, incurred in the ordinary course of business; and (g) other unsecured indebtedness in an aggregate principal amount not exceeding at any one time outstanding $2,000,000.

5.07        Other Liens.  Neither Borrower nor QAD Ortega Hill shall create, assume or suffer to exist any Liens on the rights, title or interests in their respective property, except the following if not otherwise prohibited under the Loan Documents:  (a) Liens in favor of Lender or any of its Affiliates; (b) if an individual, additional Liens against the personal assets of that individual as an individual, to secure debt for primarily consumer purposes; (c) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP; (d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Person; (e) pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation; (f) deposits to secure the performance of bids, trade contracts and leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person; (h) Liens securing judgments for the payment of money not constituting an Event of Default under Section 6.01(f); (i) Liens securing liabilities or obligations permitted under Section 5.06(c); provided that such Liens do not at any time encumber any property other than the property financed by such lease or debt; and (j) banker’s liens and similar Liens (including rights of set off) in respect of bank deposits and financial instruments, arising in connection with the Borrower’s or any Subsidiary’s deposit, cash management or securities account relationships maintained with any bank or financial institution, and not securing debt.

5.08        Loans to Others.  Borrower shall not make loans to others except the following to the extent not otherwise prohibited by the Loan Documents:  (a) extensions of credit made prior to the date of this agreement and disclosed to and approved by Lender in writing on or before the date of this agreement (b) extensions of credit to current Subsidiaries, (c) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business to persons other than family members, Subsidiaries, and Affiliates and (d) loans to employees not to exceed $2,000,000 in aggregate.

5.09        Books and Records.  Borrower shall maintain and cause each of its Subsidiaries to maintain proper books of record and account including full, true, and correct entries of all dealings and transactions relating to its and their business and activities on an accrual basis, in all material respects in conformity with generally accepted accounting principles ("GAAP").

5.10         Deposit Account. Borrower shall maintain with Lender a deposit account during the entire term of the Loan.

5.11         Reporting Requirements.  Borrower shall furnish to Lender:

(a)            as soon as available, but no later than 120 days after the end of each Fiscal Year, a copy of CPA Audited consolidated financial statements of Borrower for that period;

(b)            as soon as available, but no later than sixty (60) days after the end of each Fiscal Quarter of Borrower, a company prepared balance sheet and income statement covering the Borrower’s consolidated operations during such period, in a form reasonably acceptable to the Bank;

(c)            by no later than sixty (60) days after the end of each Fiscal Quarter of Borrower, a  compliance certificate in the form of Exhibit A signed by the chief financial officer of Borrower certifying as to Borrower’s compliance with the Financial Covenants as at the end of the quarterly or annual period (as applicable) then ended;

(d)            promptly upon receipt, copies of all notices, orders, or other communications regarding (i) any enforcement action by any Governmental Authority relating to health, safety, the environment, or any Hazardous Materials with regard to Borrower's property, activities, or operations, or (ii) any claim against Borrower regarding Hazardous Materials;

(e)            notice of the occurrence of any of the following, promptly, but in any event no later than five days after such occurrence: (i) any lawsuit, tax claim or other dispute if filed or threatened against Borrower in an amount greater than $2,000,000.00; (ii) any substantial dispute between Borrower and any Governmental Authority; (iii) the failure by Borrower to comply with the terms and provisions of this Agreement; (iv) any Material Adverse Effect as to Borrower; (v) any change in Borrower's name, legal structure, place of business, or chief executive office or federal identification number; or (vi) the Release of any Hazardous Materials on the property of Borrower or violation of any Environmental Laws by Borrower; and

(f)            promptly upon Lender's request, all other books, records, statements, lists of property and accounts, budgets, forecasts, reports, records or other information pertaining to the condition or operations of Borrower requested by Lender.

5.12        Change in Accounting.  Borrower shall not make any material change or modification of Borrower’s manner and method of accounting except as required by the applicable accounting standard.

5.13        Maintenance of Assets.  Borrower shall maintain and preserve all rights, privileges, and franchises Borrower now has in the normal conduct of its business, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect; and make any repairs, renewals, or replacements to keep Borrower's properties in good working condition, ordinary wear and tear excepted, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.14        Existence and Good Standing.  If Borrower is anything other than an individual, Borrower shall preserve and maintain its existence and good standing in the jurisdiction of its formation, and qualify and remain qualified to conduct its business in each jurisdiction in which such qualification is required, except to the extent such failure could not reasonably be expected to have a Material Adverse Effect.

5.15        Change in Business.  Borrower shall not engage in any material line of business substantially different from those lines of business conducted by Borrower and its Subsidiaries on the date hereof or any business substantially related or incidental thereto.

5.16        Compliance with Laws; Permits.  Borrower shall comply in all material respects with all Applicable Laws and pay before delinquency, all taxes, assessments, and governmental charges imposed upon Borrower or its property, except to the extent such failure to comply and or pay could not reasonably be expected to have a Material Adverse Effect.  Each Loan Party shall obtain and maintain in full force and effect and comply in all material respects with all necessary Permits and government approvals, except to the extent such failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.17        Inspections. Borrower shall, at any reasonable time during normal operating hours and from time to time, permit Lender or any of its agents or representatives to examine and make copies of and abstracts from the records and books of, and visit the properties of, Borrower and to discuss the affairs, finances, and accounts of Borrower, at Lender’s sole cost and expense with (if Borrower is other than an individual) officers, directors, partners, or managers or Borrower, as applicable; Borrower's independent accountants; and any other person dealing with Borrower.

5.18        Insurance.  Borrower shall maintain, or cause to be maintained, public liability insurance; all risk property damage insurance policies covering the Borrower’s tangible property for the full insurable value on a replacement cost basis; workers’ compensation insurance of such types and in such amounts as are customarily carried under similar circumstances by other Persons.

5.19        Arms' Length Dealing.  Borrower shall not enter into any transaction of any kind with any Subsidiary or Affiliate, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to Borrower as would be obtainable by Borrower at the time in a comparable arm’s length transaction with a Person other than a Subsidiary or Affiliate.

5.20         Use of the Line of Credit Loans.  Borrower shall not use the Line of Credit Loans (a) for personal, family or household purposes, or (b) to purchase or carry Margin Stock or to invest in other Persons for the purpose of carrying Margin Stock or to reduce or retire any indebtedness incurred for that purpose.

5.21         ERISA Plans.  Borrower shall promptly pay and cause all Subsidiaries to pay contributions adequate to meet not less than the minimum funding standards under ERISA with respect to each and every Plan; file each annual report required to be filed pursuant to ERISA in connection with each Plan for each year; and notify Lender within ten days following the occurrence of any Reportable Event that might constitute grounds for termination of any capital Plan by the Pension Benefit Guaranty Corporation or for the appointment by the appropriate United States District Court of a trustee to administer any Plan.  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

5.22         Legal Fees; Costs.  Borrower shall pay the following:  (a) costs, expenses and reasonable Legal Fees paid or incurred in connection with any amendments, modifications or waivers of the provisions of the Loan Documents; (b) costs, expenses and Legal Fees paid or incurred in connection with the collection or enforcement of the Loan Documents, whether or not suit is filed; (c) costs, expenses and Legal Fees paid or incurred in connection with any Insolvency Proceeding involving a claim under the Loan Documents; and (d) costs of suit and such sum as the court may adjudge as Legal Fees in any action to enforce payment of the Notes or any part thereof.

5.23         Lender Expenses.  Within ten Business Days after demand from Lender to Borrower, Borrower shall pay (or reimburse Lender for payment of)(a) reasonable Closing Expenses not previously received by Lender and (b) reasonable out of pocket expenses incurred by Lender in connection with the administration of the Line of Credit.

5.24         Other Acts.  Upon request by Lender, Borrower shall cooperate with Lender for the purposes of, and perform all acts which may be reasonably necessary or advisable to carry out the intent of the Loan Documents.

ARTICLE 6 - EVENTS OF DEFAULT AND REMEDIES

6.01         Events of Default.  The following each will be an event of default under this agreement (an "Event of Default"):

(a)            any payment required under the Loan Documents is not made within 10 days after the date when due;

(b)            the Financial Information or any representation or warranty in the Loan Documents is materially incorrect or misleading when made or provided;

(c)            Borrower does not (i) pay (or cause payment of) all material taxes of Borrower prior to the date when delinquent, except those which are being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves have been provided in accordance with GAAP; or (ii) maintain (or cause to be maintained) all policies of insurance required under Section 5.18;

(d)            the filing of any material tax lien against Borrower, any member or general partner of Borrower, or against any of the assets of Borrower and the same is not discharged of record within 30 days after the date filed, except those which are being contested in good faith by appropriate proceedings diligently conducted for which adequate reserves have been provided in accordance with GAAP;

(e)            an Insolvency Proceeding is initiated by Borrower; or any Insolvency Proceeding initiated against Borrower by another Person is not discharged within 60 days after filing;

(f)             Borrower or any Subsidiary of Borrower is or becomes subject to a Judgment or Judgments:  (i) for the payment of money in an aggregate amount (as to all such Judgments or orders) exceeding $2,000,000.00, which are not covered by independent third-party insurance as to which the insurer does not dispute coverage, or (ii) that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon any such Judgment, or (B) there is a period of ten consecutive days during which a stay of enforcement of any such Judgment, by reason of a pending appeal or otherwise, is not in effect;

(g)            the violation of any Financial Covenant;

(h)            any "Event of Default" as that term is defined in the Loan Documents other than this agreement which is not cured within any applicable cure or grace period;

(i)             any material default in the payment or performance of a term or condition of any credit agreement, note, security agreement, mortgage, deed of trust, deed to secure debt, or other agreement or instrument evidencing or securing any other indebtedness, liabilities or obligations of Borrower to Lender or any Affiliates of Lender;

(j)             any ERISA Event which results in liability in an aggregate amount in excess of $2,000,000;

(k)            for more than ten days after notice from Lender, Borrower is in default under any term, covenant or condition of this agreement not previously described in this Section 6.01, which can be cured by the payment of a sum of money; and

(l)             for more than 30 days after notice from Lender, Borrower is in default under any term, covenant or condition of this agreement not previously described in this Section 6.01; provided that if (i) it is reasonably certain that the default cannot be cured by Borrower within that 30 day period and (ii) Borrower has commenced curing that default within that 30 day period and thereafter diligently and expeditiously proceeds to cure that default, then that 30 day period will be extended for so long as reasonably required by Borrower in the exercise of due diligence to cure that default, up to a maximum of 90 days after the notice to Borrower of the Event of Default.

(m)           any Loan Document ceases to be in full force and effect or is declared void by a Governmental Authority;

6.02         Remedies.  Upon the occurrence of an Event of Default, Lender may: (a) without notice to Borrower, decline Loan Requests; (b) declare any and all Obligations due and payable, without presentment, notice of intent to accelerate or notice of acceleration, demand, protest or further notice of any kind, all of which are expressly waived by Borrower; and (c) exercise all other rights and remedies afforded to Lender under the Loan Documents or Applicable Law or in equity; except that upon an actual or deemed entry of an order for relief with respect to Borrower or any of its Subsidiaries in any Insolvency Proceeding, (i) any obligation of Lender to make additional Loans shall automatically be terminated and (ii) all Obligations shall automatically become due and payable, without presentment, demand, protest or any notice of any kind, all of which are expressly waived by Borrower.

ARTICLE 7 - NOTICES

All requests, notices, approvals, consents, and other communications between the Parties (collectively, "Notices") under the terms and conditions of the Loan Documents must be in writing and mailed or delivered to the address specified in that Loan Document, or to the address designated by any Party in a notice to the other Parties; and in the case of any other Person, to the address designated by that Person in a notice to Borrower and Lender.  All Notices will be deemed to be given or made upon the earlier to occur of (a) actual receipt by the intended recipient or (b) (i) if delivered by hand or by courier, upon delivery; or (ii) if delivered by mail, four Business Days after deposit in the mails, properly addressed, postage prepaid; except that notices and other communications to Lender shall not be effective until actually received by Lender.  Borrower requests that Lender accept, and Lender may, at its option, accept and is entitled to rely and act upon any Notices purportedly given by or on behalf of Borrower, even if not made in a manner specified herein (including Notices made verbally, by telephone, telefacsimile, email, or other electronic means of communication), were incomplete or were not preceded or followed by any other form of Notice specified herein, or the terms thereof, as understood by the recipient, varied from any confirmation thereof.  All telephonic Notices to and other telephonic communications with Lender may be recorded by Lender, and each Party consents to such recording.

ARTICLE 8 – GENERAL DEFINITIONS, ACCOUNTING MATTERS AND DRAFTING CONVENTIONS

8.01         Defined Terms.  Capitalized terms defined in this section are used in this agreement as so defined. Except as otherwise defined in this agreement, or unless the context otherwise requires, each term that is used in this agreement which is defined in Article 9 of the UCC shall have the meaning ascribed to that term in Article 9 of the UCC.

"Adjust" means to increase or decrease; "Adjusted" means increased or decreased; and "Adjustment" means an increase or decrease.

"Adjustment Date" means the fifteenth day of each month, commencing August 15, 2011; provided, however, if the fifteenth day of a month is not a Business Day then the next Business Day after the fifteenth day of such month.

“Affiliate” of a Person which is anything other than an individual means another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Anti-Terrorism Laws” mean (a) the U.S.A. Patriot Act, (b) any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto, and (c) any other laws relating to terrorism or money laundering.

"Applicable Law" means all existing and future laws, orders, ordinances, rules and regulations of or by a Governmental Authority; except that in determining the Maximum Rate, Applicable Law shall mean those laws, orders, ordinances, rules and regulations in effect as of the date hereof or if there is a change in Applicable Law which (a) permits Lender to charge interest on amounts which Lender would not otherwise be permitted to charge interest, or (b) increases the permissible rate of interest, then the new Applicable Law as of its effective date.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

"Borrower" shall have the meaning specified in the preamble of this agreement.

"Business Day" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the Applicable Laws of the State of California, or are in fact closed in the State of California.

"Capital Expenditures" means expenditures for fixed or capital assets.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

"Closing" means (a) the acknowledgement by Lender that all conditions precedent to the initial Loan are satisfied or waived in accordance with this agreement, or (b) the initial Loan is made, whichever is earlier.

"Closing Date" means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

"Compensation" means, as applicable, salaries and other compensation paid to shareholders, members, partners, directors, managers, and officers.

"Control" of a Person which is anything other than an individual means the power to direct the management and policies of that Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

"CPA" means an independent certified public accountant.

"CPA Audited" audited by a CPA, including an auditor's opinion.

"Current Ratio" means the ratio of current assets to current liabilities (less deferred revenue).

"Debt Service Coverage Ratio" means the ratio of (a) EBITDA minus Distributions, minus unfinanced Capital Expenditures (exclusive of the Capital Expenditures of any entity acquired by or merged into the Borrower), minus cash taxes, and plus stock compensation expense and goodwill impairment to (b) the current portion of Funded Debt (including debt associated with QAD Ortega Hill) plus interest expense.

“Default” means any event or condition which, with the passage of time or the giving of notice or both, would constitute an Event of Default.

"Distributions" means cash dividends with respect to any capital stock, membership interest, general or limited partnership interest, beneficial interest in a trust or other equity interest.

"Drawdown Date" means in the case of any Loan, the date on which that Loan is made.

"EBITDA" means at any date (a) net income, excluding any extraordinary and non-operating income, of a Person for the preceding twelve months plus (b) any interest expense, income taxes, depreciation, amortization, and other non-cash charges for that twelve months to the extent they were deducted from gross income to calculate net income.

"Environmental Law" means all Applicable Laws that relate to (a) the prevention, abatement or elimination of pollution, or the protection of the environment, natural resources (including water vapor, surface water and subsurface water, surface and subsurface land, air, aquatic life, wildlife, vegetation, and any other biota) or human health (to the extent relating to exposure to Hazardous Materials), or natural resource damages, and (b) the use, generation, handling, treatment, storage, Release , transportation or regulation of, or exposure to, Hazardous Materials (including the Comprehensive Environmental Response Compensation and Liability Act, 42 U.S.C. Sec.Sec. 9601 et seq., the Endangered Species Act, 16 U.S.C. Sec.Sec. 1531 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. Sec.Sec. 6901 et seq., the Clean Air Act, 42 U.S.C. Sec.Sec. 7401 et seq., the Clean Water Act, 33 U.S.C. Sec.Sec. 1251 et seq.,  the Toxic Substances Control Act, 15 U.S.C. Sec.Sec. 2601 et seq., the Emergency Planning and Community Right to Know Act, 42 U.S.C. Sec.Sec. 11001 et seq., the Carpenter-Presley-Tanner Hazardous Substance Account Act (Health & Safety Code Sec.2530 et seq.), the Hazardous Waste Control Law (Health & Safety Code Sec.25100 et seq.), the Safe Drinking Water and Toxic Enforcement Act of 1986 (Health & Safety Code Sec.252249.5 et seq.), the Underground Storage of Hazardous Substances Act (Health & Safety Code Sec.25280 et seq.) and the Porter-Cologne Water Quality Control Act (Water Code Sec.13000 et seq.)).

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA Event” means (a) the occurrence of any “reportable event” as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period has been waived, with respect to a Plan; (b) any failure by any Plan to satisfy the applicable minimum funding standards under Section 412 or 430 of the Code or Section 302 or 303 of ERISA, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) the incurrence by any Loan Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by any Loan Party or any ERISA Affiliate from the Pension Benefit Guaranty Corporation or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan, or the occurrence of any event or condition which could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (g) the incurrence by any Loan Party or any ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by any Loan Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Loan Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, in critical or endangered status, within the meaning of Section 305 of ERISA; (i) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Code or Section 406 of ERISA) which could reasonably be expected to result in material liability to any Loan Party; or (j) the occurrence of any other event or condition with respect to a Plan or a Multiemployer Plan with respect to which any Loan Party is likely to incur material liability other than in the ordinary course.

"Financial Covenant" means any covenant contained in the Loan Documents regarding the financial status of a Person other than Lender.

“Fiscal Quarter” means the fiscal quarter of Borrower ending on each July 31, October 31, January 31 and April 30.

“Fiscal Year” means the fiscal year of Borrower ending on each January 31.

"Funded Debt"  means all outstanding long term liabilities for money borrowed (including debt associated with QAD Ortega Hill), other long term interest-bearing liabilities, and capital leases.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

"Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

"Hazardous Material" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "caustic," "pollutant," or "contaminant" or a similar designation or regulation under any Environmental Law or could reasonably be expected to lead to liability under any Environmental Law, and shall also include, without limitation, asbestos in any form that is or could reasonably be expected to become friable or asbestos containing materials, polychlorinated byphenyls or radon gas, PCBs, petroleum, petroleum products, natural gas and explosive or radioactive substances, and lead.

"Insolvency Proceeding" means the insolvency of a Person, the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official of any part of a Person's property, an assignment by a Person for the benefit of creditors, or the voluntary or involuntary commencement of any proceeding under the Federal Bankruptcy Code or any other bankruptcy or insolvency law, by or against a Person, including the winding-up or liquidation of a Person.

"Interest Payment Date" means a date on which regularly scheduled payments of interest are due.

"Judgment" means a judgment, order, writ, injunction, decree, or rule of any court, arbitrator, or Governmental Authority.

"Legal Fees" means any and all counsel, attorney, paralegal and law clerk fees and disbursements, including, but not limited to fees and disbursements at the pre-trial, trial, appellate, discretionary review, or any other level, incurred or paid by Lender in drafting and negotiating the Loan Documents, closing the transactions contemplated hereby, and protecting and enforcing its rights and interests under the Loan Documents.

"Lender" shall have the meaning specified in the preamble of this agreement and any successors and assigns of any of its rights and obligations under this agreement.

"Leverage Ratio" means the ratio of total liabilities (less deferred revenue) to Net Worth.

"LIBOR" means the rate of interest appearing on Bloomberg L.P. (the "Service") Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of the Service, or any successor to or substitute for the Service providing rate quotations comparable to those currently provided on such page of the Service, selected by Lender from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in an amount equal to the Loan in the London interbank market) at approximately 11:00 a.m., London time, as the rate for dollar deposits with a maturity of one month; provided, that LIBOR may be Adjusted from time to time in Lender's discretion for reserve requirements, deposit insurance assessment rates and other regulatory costs.

"LIBOR Rate Loan" means a Loan which bears interest at the LIBOR Rate.

“Lien” means any mortgage, pledge, assignment, deposit arrangement, privilege, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

"Loan" means a Line of Credit Loan.

"Loan Documents" means this agreement, the Note, and all other agreements and instruments required by Lender for purposes of evidencing or securing the Loans.

“Loan Party” means, individually and collectively, Borrower.

"Loan Year" means the one calendar year period beginning with the first calendar month following the calendar month in which the Closing Date.

"Losses" means any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages, losses, costs, expenses, fines, penalties, charges, fees, Judgments, awards, amounts paid in settlement of whatever kind or nature (including Legal Fees).

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

"Material Adverse Effect" means any set of circumstances or events which (a) has or could reasonably be expected to have any material adverse effect as to the validity or enforceability or any right or remedy of Lender under any Loan Document or any material term or condition therein against the applicable Person; (b) is or could reasonably be expected to be material and adverse to the financial condition, business assets, operations, or property of the applicable Person; or (c) materially impairs or could reasonably be expected to materially impair the ability of the applicable Person to perform the Obligations.

"Maximum Rate" means that rate per annum which, under Applicable Law, may be charged without subjecting Lender to civil or criminal liability, or limiting Lender's rights under the Loan Documents as a result of being in excess of the maximum interest rate which Borrower is permitted to contract or agree to pay; except that the Maximum Rate on any amount upon which Lender is not permitted to charge interest will be zero percent.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA subject to the provisions of Title IV of ERISA and in respect of which any Loan Party or any ERISA Affiliate is an “employer” as defined in Section 3(5) of ERISA.

“Net Worth” means, at any date, the stockholders’ equity of the Company (designated on the Company’s balance sheet and as reflected on the Company’s most recent quarterly and annual filings).

"Obligations" means all loans, advances, debts, indebtedness, liabilities and obligations of Borrower to Lender arising pursuant to any of the Loan Documents (whether or not evidenced by a note or instrument and whether or not for the payment of money), whether now existing or hereafter arising, whether direct, indirect, absolute or contingent, due or to become due, related, unrelated, fixed, liquidated, unliquidated, joint, several, or joint and several.

"Party" refers only to a named party to this agreement or another Loan Document, as the context requires.

 “Permits” mean any and all franchises, licenses, leases, permits, approvals, notifications, certifications, registrations, authorizations, exemptions, qualifications, easements, rights of way, Liens and other rights, privileges and approvals required to be obtained from a Governmental Authority under any Applicable Law.

"Person" means an individual, a corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, or other business entity, or a government or any agency or political subdivision thereof.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and in respect of which any Loan Party or any ERISA Affiliate is (or if such plan were terminated would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

"Prepay" means to make a Prepayment.

"Prepayment" means a payment of all or a portion of the unpaid principal balance of a Loan prior to the date when due, whether voluntary, by reason of acceleration, or otherwise.

“QAD Ortega Hill” means QAD Ortega Hill, LLC, a Delaware limited liability company, and its successors and assigns.

“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder and thereof.

“Release” means any placing, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing or migrating in, into or onto or through the environment.

“Subsidiary” of a Person which is anything other than an individual means a business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly by that Person.  Unless otherwise specified, all references to a “Subsidiary” or to “Subsidiaries” shall refer to any Subsidiary or Subsidiaries, if any.

"UCC" means the Uniform Commercial Code as enacted in the Governing Law State.

“U.S.A. Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (signed into law on October 26, 2001).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

"Working Capital" means (a) current assets minus (b) current liabilities.

8.02         Accounting Matters.  All accounting terms not specifically defined herein will be construed in accordance with GAAP.  All financial covenants applicable to an individual will be calculated based on that individual's business, excluding personal assets and liabilities  Borrower will not change the manner in which either the last day of its fiscal year or the last days of the first three fiscal quarters of its fiscal years is calculated.  If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document Lender may amend that ratio or requirement to preserve the original intent thereof in light of that change.

8.03         Drafting Conventions.  Unless expressly stated therein or the context otherwise requires, the Loan Documents will be interpreted in accordance with the following (the "Drafting Conventions"):  (a) the words "include," "includes," and "including" are to be read as if they were followed by the phrase "without limitation"; (b) unless otherwise expressly stated, terms and provisions applicable to two or more Persons shall apply on an individual, as well as collective basis; (c) headings and captions are provided for convenience only and do not affect the meaning of the text which follows; (d) references to a parcel or tract of real estate means, without limitation, the land described, and any and all improvements located thereupon and all easements or other rights or interests benefiting that land; (e) references to an agreement or instrument means that agreement or instrument, together with all extensions, renewals, modifications, substitutions and amendments thereof, subject to any restrictions thereon in that agreement or instrument or in the Loan Documents; (F) ANY REPORT OR DOCUMENT TO BE RECEIVED BY LENDER SHALL BE SATISFACTORY IN FORM AND CONTENT TO LENDER; (G) WHEREVER (I) LENDER EXERCISES ANY RIGHT GIVEN TO IT TO APPROVE OR DISAPPROVE, (II) ANY ARRANGEMENT OR TERM IS TO BE SATISFACTORY TO LENDER, OR (III) ANY OTHER DECISION OR DETERMINATION IS TO BE MADE BY LENDER, THEN EXCEPT AS MAY BE OTHERWISE EXPRESSLY AND SPECIFICALLY PROVIDED THEREIN, THE DECISION TO APPROVE OR DISAPPROVE, ALL DECISIONS THAT ARRANGEMENTS OR TERMS ARE SATISFACTORY OR NOT SATISFACTORY, AND ALL OTHER DECISIONS AND DETERMINATIONS MADE BY LENDER, SHALL BE IN THE SOLE DISCRETION OF LENDER, WITHOUT REGARD FOR THE ADEQUACY OF ANY SECURITY FOR THE OBLIGATIONS; (h) whenever by the terms of the Loan Documents, Borrower is prohibited from taking an action or permitting the occurrence of some circumstance, Borrower shall not, directly or indirectly take that action or permit that circumstance, or directly or indirectly permit any Subsidiary to take that action or permit that circumstance; (i) evidence of the occurrence or non-occurrence of any event, or the existence or non-existence of any circumstance to be delivered to Lender must be in a form satisfactory to Lender; (j) unless specified otherwise, references to a statute or regulation means that statute or regulation as amended or supplemented from time to time and any corresponding provisions of successor statutes or regulations; (k) unless otherwise specified, all references to a time of day are references to the time in California; (l) references to "month" or "year" are references to a calendar month or calendar year, respectively, unless otherwise specifically provided; (m) if any date specified in this agreement as a date for taking action falls on a day that is not a Business Day, then that action may be taken on the next Business Day; (n) a pronoun used in referring generally to any member of a class of Persons, or Persons and things, applies to each member of that class, whether of the masculine, feminine, or neuter gender; (o) references to "articles," "sections," "subsections," "paragraphs;" "exhibits," and "schedules" reference articles, sections, subsections, paragraphs, exhibits, and schedules, respectively, of this agreement unless otherwise specifically provided; (p) the words "hereof," "herein," "hereunder," and "hereby" refer to this agreement as a whole and not to any particular provision of this agreement; (q) the definitions in this agreement apply equally to both singular and plural forms of the terms defined; and (r) for purposes of computing periods of time from a specified date to a later specified date, the word "from " means "from and including" and the words "to" and "until" each mean "to but excluding".

ARTICLE 9 - MISCELLANEOUS

9.01         Entire Agreement.  This agreement and the other Loan Documents, collectively: (i) represent the sum of the understandings and agreements between Lender and Borrower concerning this credit; (ii) replace any prior oral or written agreements between Lender and Borrower concerning this credit; and (iii) are intended by Lender and Borrower as the final, complete and exclusive statement of the terms agreed to by them.  In the event of any conflict between this agreement and any other agreements required by this agreement, this agreement will prevail.

9.02         Joint and Several Obligations.  If Borrower consists of more than one Person, each Borrower (a) expressly acknowledges that it has benefited and will benefit, directly and indirectly, from each Loan and acknowledges and undertakes, together with the other Borrowers, joint and several liability for the punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all Obligations; (b) acknowledges that this agreement is the independent and several obligation of each Borrower and may be enforced against each Borrower separately, whether or not enforcement of any right or remedy hereunder has been sought against any other Borrower; and (c) agrees that its liability hereunder and under any other Loan Document is absolute, unconditional, continuing and irrevocable.  BORROWER EXPRESSLY WAIVES ANY REQUIREMENT THAT LENDER EXHAUST ANY RIGHT, POWER OR REMEDY AND PROCEED AGAINST THE OTHER BORROWERS UNDER THIS AGREEMENT, OR ANY OTHER LOAN DOCUMENTS, OR AGAINST ANY OTHER PERSON UNDER ANY GUARANTY OF, OR SECURITY FOR, ANY OF THE OBLIGATIONS.

9.03         Authority to Bind Borrower.  If Borrower is comprised of multiple Persons, any Person comprising Borrower is authorized to bind all parties comprising Borrower.  Without limitation of the foregoing, Lender may require any Loan Request or other request, authorization, or other action by or on behalf of Borrower be by one or more individuals designated in writing by the parties comprising Borrower (a "Designated Person").  Lender may, at any time and without notice, waive any prior requirement that requests, authorizations, or other actions be taken only by a Designated Person.

9.04         Binding Effect; Successors and Assigns.  The Loan Documents will inure to the benefit of and be binding upon the parties and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights or obligations under any Loan Document without prior written consent of the Lender.

9.05         Assignment; Participations.  Borrower shall not assign its rights or obligations hereunder without Lender's consent.  Lender may assign or sell participations in all or any portion of its interest in the Loans or under the Loan Documents to any Person.  Lender may disclose to any actual or potential assignee or participant any information that Borrower has delivered to Lender in connection with the Loan Documents; and Borrower shall cooperate fully with Lender in providing that information.  If Lender assigns or sells a participation in the Loans or the Loan Documents, the purchaser will have the right of set-off against Borrower.

9.06         Severability.  Any provision of any Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of that Loan Document or affecting the validity or enforceability of that provision in any other jurisdiction; except that if such provision relates to the payment of any monetary sum, then Lender may, at its option, declare all Obligations immediately due and payable.

9.07         Amendments in Writing.  The Loan Documents may not be amended, changed, modified, altered or terminated without the prior written consent of all Parties to the respective Loan Document.

9.08         Governing Law.  Except as expressly stated therein, the Loan Documents will be governed and interpreted by applying the laws of the State of California (the "Governing Law State") without regard to its conflict of laws principles

9.09         JURISDICTION AND VENUE.  BORROWER IRREVOCABLY AGREES THAT, AT THE OPTION OF LENDER, ALL ACTIONS, PROCEEDINGS OR COUNTERCLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE LITIGATED IN THE SUPERIOR COURT OF CALIFORNIA, FRESNO COUNTY, CALIFORNIA, OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF CALIFORNIA.  BORROWER IRREVOCABLY CONSENTS TO SERVICE, JURISDICTION, AND VENUE OF THOSE COURTS FOR ALL SUCH ACTIONS, PROCEEDINGS AND COUNTERCLAIMS AND WAIVES ANY OTHER VENUE TO WHICH IT MIGHT BE ENTITLED BY VIRTUE OF DOMICILE, HABITUAL RESIDENCE OR OTHERWISE.  FINAL JUDGMENT AGAINST BORROWER IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN ANY OTHER JURISDICTION BY SUIT ON THE JUDGMENT, A CERTIFICATE OR EXEMPLIFIED COPY OF WHICH SHALL BE CONCLUSIVE EVIDENCE OF THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.  BORROWER IRREVOCABLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW (A) ANY OBJECTION WHICH IT MAY HAVE NOW OR IN THE FUTURE TO THE LAYING OF THE VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY COURT REFERRED TO IN THE FIRST SENTENCE ABOVE; (B) ANY CLAIM THAT ANY SUCH ACTION, SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; (C) ITS RIGHT OF REMOVAL OF ANY MATTER COMMENCED BY ANY OTHER PARTY IN THE COURTS OF THE STATE OF CALIFORNIA TO ANY COURT OF THE UNITED STATES OF AMERICA; (D) ANY IMMUNITY WHICH IT OR ITS ASSETS MAY HAVE IN RESPECT OF ITS OBLIGATIONS UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT FROM ANY SUIT, EXECUTION, ATTACHMENT (WHETHER PROVISIONAL OR FINAL, IN AID OF EXECUTION, BEFORE JUDGMENT OR OTHERWISE) OR OTHER LEGAL PROCESS; AND (E) ANY RIGHT IT MAY HAVE TO REQUIRE THE MOVING PARTY IN ANY SUIT, ACTION OR PROCEEDING BROUGHT IN ANY OF THE COURTS REFERRED TO ABOVE ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO POST SECURITY FOR THE COSTS OF BORROWER OR TO POST A BOND OR TO TAKE SIMILAR ACTION.

9.10         Counterpart Execution.  The Loan Documents may be executed in counterparts, each of which will be an original and all of which together are deemed one and the same instrument.

9.11         Optically Imaged Reproductions.  Lender may make an optically imaged reproduction of any or all Loan Documents and, at its election, destroy the original or originals.  Borrower consents to the destruction of the original or originals and agrees that a copy of the optically imaged reproduction of any Loan Document will be the equivalent of and for all purposes constitute an "original" document.  For purposes of this section, "for all purposes" includes use of the optically imaged reproduction (a) to prove the content of the original document at trial, mediation, arbitration or administrative hearing; (b) for any business purpose; (c) for internal or external audits and/or examination by or on behalf of Governmental Authorities; (d) in canceling or transferring any document; and (e) in conjunction with any other transaction evidenced by the original document.

9.12         [intentionally omitted]

9.13         Credit Report. Lender is authorized to order a credit report and verify all other credit information, including past and present loans and standard references from time to time to evaluate the creditworthiness of Borrower.  Without limitation, a copy of the consent for release of information, general authorization or similar document on file with Lender shall authorize third Persons to provide the information requested from time to time.

9.14         No Construction Against Drafter.  Each Party has participated in negotiating and drafting this agreement, so if an ambiguity or a question of intent or interpretation arises, this agreement is to be construed as if the parties had drafted it jointly, as opposed to being construed against a Party because it was responsible for drafting one or more provisions of this agreement.

9.15         INDEMNIFICATION.  BORROWER SHALL DEFEND, INDEMNIFY AND HOLD LENDER AND ITS OFFICERS, DIRECTORS, EMPLOYEES, PARTNERS, AGENTS, ATTORNEYS AND AFFILIATES (THE "INDEMNIFIED PERSONS") HARMLESS AGAINST ANY AND ALL LOSSES OF ANY KIND OR NATURE WHATSOEVER THAT MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY INDEMNIFIED PERSON ARISING OUT OF, IN ANY WAY CONNECTED WITH OR AS A RESULT OF: (I) THE EXECUTION OR DELIVERY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE PERFORMANCE BY THE PARTIES HERETO OR THERETO OF THEIR RESPECTIVE OBLIGATIONS HEREUNDER OR THEREUNDER OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY; (II) THE USE OF THE PROCEEDS OF THE LOANS; (III) THE FAILURE BY BORROWER TO BORROW THE AMOUNT SPECIFIED IN A LOAN REQUEST (INCLUDING ANY FAILURE RESULTING FROM THE FAILURE TO FULFILL THE APPLICABLE CONDITIONS PRECEDENT BUT EXCLUDING LENDER’S FAILURE TO LEND SUCH AMOUNT), INCLUDING ANY LOSS OF ANTICIPATED PROFITS AND LOSSES BY REASON OF THE LIQUIDATION OR REEMPLOYMENT OF DEPOSITS OR OTHER FUNDS ACQUIRED BY LENDER TO FUND THE LOAN; (IV) SUCH INDEMNIFIED PERSON’S ACTS OR OMISSIONS WHICH RESULT FROM COMMUNICATIONS GIVEN OR PURPORTED TO BE GIVEN~~,~~ BY BORROWER OR ANY DESIGNATED PERSON, WHICH ARE INTERRUPTED, WHICH ARE MISUNDERSTOOD, OR WHICH ARE IN FACT FROM UNAUTHORIZED PERSONS, BUT WHICH LENDER BELIEVES IN GOOD FAITH TO BE FROM BORROWER OR ANY DESIGNATED PERSON; (V) THE VIOLATION BY BORROWER OF ANY APPLICABLE LAW, INCLUDING ANY ENVIRONMENTAL LAW; (VI) THE RELIANCE BY LENDER ON EACH NOTICE PURPORTEDLY GIVEN BY OR ON BEHALF OF BORROWER; (VII) ANY BREACH BY BORROWER OF ANY OF ITS REPRESENTATIONS, WARRANTIES, COVENANTS OR AGREEMENTS UNDER ANY LOAN DOCUMENT, INCLUDING ANY DEFAULT OR EVENT OF DEFAULT; OR (VIII) ANY CLAIM, LITIGATION, INVESTIGATION OR PROCEEDING RELATED TO ANY OF THE FOREGOING, WHETHER OR NOT ANY INDEMNIFIED PERSON IS A PARTY THERETO, OR ASSERTED AGAINST ANY INDEMNIFIED PERSON AS A RESULT OF LENDER BEING PARTY TO THIS AGREEMENT OR THE TRANSACTIONS CONSUMMATED PURSUANT TO THIS AGREEMENT; EXCEPT THAT BORROWER SHALL HAVE NO OBLIGATION TO AN INDEMNIFIED PERSON UNDER THIS SECTION WITH RESPECT TO LOSSES RESULTING FROM THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THAT INDEMNIFIED PERSON AS DETERMINED BY THE FINAL JUDGMENT OF A COURT OF COMPETENT JURISDICTION. IF AND TO THE EXTENT THAT ANY INDEMNITY UNDER THE LOAN DOCUMENTS IN FAVOR OF INDEMNIFIED PARTIES IS UNENFORCEABLE FOR ANY REASON, BORROWER SHALL TO MAKE THE MAXIMUM CONTRIBUTION TO THE PAYMENT AND SATISFACTION THEREOF WHICH IS PERMISSIBLE UNDER APPLICABLE LAW.  ALL INDEMNITIES UNDER THE LOAN DOCUMENTS IN FAVOR OF INDEMNIFIED PARTIES SHALL SURVIVE THE TERMINATION OF THIS AGREEMENT.

9.16         WAIVER OF TRIAL BY JURY.  THE PARTIES (A) COVENANT AND AGREE NOT TO ELECT A TRIAL BY JURY IN ANY ACTION OR PROCEEDING FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY OR CLAIM THAT ARISES OUT OF OR RELATES TO: (I) THIS AGREEMENT; OR (II) ANY LOAN DOCUMENT, WHETHER ARISING IN CONTRACT, TORT OR BY STATUTE (A "DISPUTE"); AND, (B) TO THE EXTENT PERMITTED BY APPLICABLE LAW, HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY AS TO ANY ISSUE RELATING HERETO IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO ANY  LOAN DOCUMENT TO THE EXTENT SUCH RIGHT EXISTS NOW OR IN THE FUTURE.  THE PROVISIONS OF THIS SECTION ARE SEPARATELY GIVEN BY EACH PARTY KNOWINGLY AND VOLUNTARILY; AND ARE A MATERIAL INDUCEMENT FOR THE LENDER ENTERING INTO THE LOAN DOCUMENTS.

9.17        JUDICIAL REFERENCE AGREEMENT.

(a)            Any and all Disputes that are brought before a forum in which pre-dispute waivers of the right to trial by jury are invalid under applicable law shall be subject to the terms of this Section 9.17 in lieu of the jury trial waivers otherwise provided in herein.

(b)           Any and all Disputes shall be heard by a referee and resolved by judicial reference pursuant to California Code of Civil Procedure Sections 638 et seq.

(c)            The referee shall be a retired California state court judge or an attorney licensed to practice law in the State of California with at least ten (10) years' experience practicing commercial law.  The Parties shall not seek to appoint a referee that may be disqualified pursuant to California Code of Civil Procedure Section 641 or 641.2 without the prior written consent of all Parties.

(d)            If the Parties are unable to agree upon a referee within ten (10) calendar days after one Party serves a written notice of intent for judicial reference upon the other Party or Parties, then the referee will be selected by the court in accordance with California Code of Civil Procedure Section 640(b).

(e)            The referee shall render a written statement of decision and shall conduct the proceedings in accordance with the California Code of Civil Procedure, the Rules of Court, and California Evidence Code, except as otherwise specifically agreed by the parties and approved by the referee.  The referee's statement of decision shall set forth findings of fact and conclusions of law.  The decision of the referee shall be entered as a judgment in the court in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.  The decision of the referee shall be appealable to the same extent and in the same manner that such decision would be appealable if rendered by a judge of the superior court.

(f)            Nothing in this Section 9.17 shall be deemed to apply to or limit the right of Lender (a) to exercise self help remedies such as (but not limited to) setoff, or (b) to foreclose judicially or nonjudicially against any real or personal property collateral, or to exercise judicial or nonjudicial power of sale rights, (c) to obtain from a court provisional or ancillary remedies (including, but not limited to, injunctive relief, a writ of possession, prejudgment attachment, a protective order or the appointment of a receiver), or (d) to pursue rights against a Party in a third-party proceeding in any action brought against Lender (including actions in bankruptcy court).  Lender may exercise the rights set forth in the foregoing clauses (a) through (d), inclusive, before, during or after the pendency of any judicial reference proceeding.  Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies or the opposition to any such provisional remedies shall constitute a waiver of the right of any Party, including, but not limited to, the claimant in any such action, to require submission to judicial reference the merits of the Dispute occasioning resort to such remedies.  No provision in this agreement or any Loan Document regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for judicial reference of any Dispute.

(g)            If a Dispute  includes multiple claims, some of which are found not subject to this Section 9.17, the Parties shall stay the proceedings of the Dispute or part or parts thereof not subject to this Section 9.17 until all other Disputes or parts thereof are resolved in accordance with this Section 9.17.  If there are Disputes by or against multiple parties, some of which are not subject to this Section 9.17 or another judicial reference agreement that affects the Disputes, the Parties shall sever the Disputes subject to this Section 9.17 and resolve them in accordance herewith.

(h)            During the pendency of any Dispute that is submitted to judicial reference in accordance herewith, each of the Parties to such Dispute shall bear equal shares of the fees charged and costs incurred by the referee in performing the services described in this Agreement.  The compensation of the referee shall not exceed the prevailing rate for like services.  The prevailing party shall be entitled to reasonable court costs and legal fees, including customary attorney fees, expert witness fees, paralegal fees, the fees of the referee and other reasonable costs and disbursements charged to the Party by its counsel, in such amount as is determined by the referee.

(i)             In the event of any challenge to the legality or enforceability of this Section 9.17, the prevailing Party shall be entitled to recover the costs and expenses from the non-prevailing Party, including reasonable attorneys' fees, incurred by it in connection therewith.

(j)             THIS SECTION 9.17 CONSTITUTES A "REFERENCE AGREEMENT" BETWEEN OR AMONG THE PARTIES WITHIN THE MEANING OF AND FOR PURPOSES OF CALIFORNIA CODE OF CIVIL PROCEDURE SECTION 638.

9.18        BALLOON PAYMENT.  THIS AGREEMENT PROVIDES FOR BALLOON PAYMENTS.  BORROWER ACKNOWLEDGES THAT LENDER HAS NOT AGREED TO REFINANCE THOSE PAYMENTS.

9.19        USA Patriot Act Notice.  Federal law requires all financial institutions to obtain, verify and record information that identifies each person who obtains a loan.  Lender will ask for the Borrower’s legal name, address, tax ID number or social security number and other identifying information.  Lender may also ask for additional information or documentation or take other actions reasonably necessary to verify the identity of Borrower, any guarantors or other related persons.

9.20        Treatment of Certain Information; Confidentiality.

(a)           The Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority purporting to have jurisdiction over it, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (provided that the Lender shall exercise commercially reasonable efforts, to the extent practicable and not contrary to any request or order of any Governmental Authority or to applicable Law, to provide prompt prior written notice thereof to the Borrower to enable the Borrower to seek a protective order or otherwise prevent or condition such disclosure), (iv) to any other party hereto, (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to any assignee of or participant in, or any prospective assignee of or participant in, any of its rights or obligations under this Agreement, (vii) with the consent of the Borrower or (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Lender or any of its Affiliates on a nonconfidential basis from a source other than the Borrower.

(b)           For purposes of this Section, “Information” means all information received from the Borrower or any Subsidiary relating to the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Lender on a nonconfidential basis prior to disclosure by the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(c)           The Lender acknowledges that (i) the Information may include material non public information concerning the Borrower or a Subsidiary, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with Applicable Law, including Federal and state securities laws.

[Signatures on Following Page]

The parties have signed this agreement effective as of the day and year first written above.

BORROWER

Address for notices:	QAD INC.,
a Delaware corporation
100 Innovation Place
Santa Barbara, CA 93108
Attn: John Neale	By:	/s/ DANIEL LENDER
	Name:	Daniel Lender
	Title:	Executive Vice President, Chief Financial Officer and Secretary

	By:	/s/ JOHN NEALE
	Name:	John Neale
	Title:	Senior Vice President and Treasurer

LENDER

Address for notices:	RABOBANK, N.A.

33 East Carrillo St.
Santa Barbara, CA 93101	By:	/s/ JASON WILSON
Attention: Jason Wilson		Name:	Jason Wilson
		Title:	Vice President

	By:	/s/ ANDY L. CLARK
		Name:	Andy L. Clark
		Title:	Senior Vice President and Regional Manager

EXHIBIT A

Form of Compliance Certificate

Rabobank, N.A.
33 East Carrillo St.
Santa Barbara, CA 93101
Attention:  Jason Wilson

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement dated as of July 8, 2011 (the "Credit Agreement"), by and between QAD INC., a Delaware corporation ("Borrower") and Rabobank, N.A. (“Lender”), as the same may from time to time be amended, modified, extended, renewed or restated.  All capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to them in the Credit Agreement.  This Certificate is delivered in accordance with Section 5.11(c) of the Credit Agreement by the chief financial officer of Borrower.  This Certificate is delivered with respect to the fiscal quarter (the "Test Fiscal Quarter") or the fiscal year (the "Test Fiscal Year"), as applicable, of Borrower on a consolidated basis ended _____________, 20___.

Borrower hereby certifies to Lender as follows:

1.            Current Ratio (Section 5.03).  As of the end of the Test Fiscal [Quarter][Year],

a.             Borrower’s current assets are: $___________.

b.             Borrower’s current liabilities (less deferred revenue) are: $__________.

c.             The ratio of current assets to current liabilities is: _____:1.0.

Minimum Current Ratio:              1.3:1.0

In Compliance:      Yes _____       No _____

2.            Leverage Ratio (Section_5.04).  As of the end of the Test Fiscal [Quarter][Year],

a.             Borrower’s total liabilities (less deferred revenue) are: $___________.

b.             Borrower’s Net Worth is: $__________.

c.             The ratio of total liabilities to Net Worth is: _____.1.0.

Maximum Leverage Ratio:            1.5:1.0.

In Compliance:      Yes _____        No _____

3.            Debt Service Coverage Ratio (Section_5.05).  As of the end of the Test Fiscal Year,

a.              i.             Borrower’s EBITDA is: $___________.

ii.             Borrower’s Distributions during such Test Fiscal Year were: $________.

iii.            Borrower’s unfinanced Capital Expenditures during such Test Fiscal Year were $_____.

iv.            Borrower’s cash taxes during such Test Fiscal Year were $_____.

v.             Borrower’s stock compensation expense during such Test Fiscal Year were $_____.

vi.            Borrower’s goodwill impairment during such Test Fiscal Year was $______.

vii.          The amount shown in item a.i, above, minus the amounts shown in item a.ii, iii and iv above, plus the amounts shown in item a.v and vi above, is $_______

b.             i.              Borrower’s current portion of Funded Debt is: $__________.

ii.             Borrower’s interest expense for such Test Fiscal Year is $__________.

iii.            The amount shown in item b.i, above, plus the amount shown in item b.ii,. above is $_________.

c.           The ratio of the amount shown in item a.iii, above, to the amount shown in item b.iii, above, is _____.1.

Minimum Debt Service Coverage Ratio:           1.5:1.0

In Compliance:      Yes _____         No _____

4.            Liquidity (Section_5.02).  As of the end of the Test Fiscal [Quarter][Year],

Borrower’s cash and cash equivalents balance is: $_____________.

Minimum Cash and Cash Equivalents Balance:           $25,000,000

In Compliance:      Yes _____         No _____

A review of the activities of Borrower has been made under my supervision with a view to determining whether Borrower has fulfilled all of its obligations under the Credit Agreement and the other Loan Documents.  Borrower has fulfilled its obligations under the Credit Agreement and the other Loan Documents and all representations made therein continue to be true and correct in all material respects [except (specify the nature of any change or any Default or Event of Default and the nature and status thereof)].

                                     Very truly yours